Exhibit 10.2

APPENDIX 6.5.

TO SPA AMONG IDO SECURITY LTD, THE MEDICAL EXCHANGE INC ET.AL.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of __ ______________ , 2006

B E T W E E N:

IDO SECURITY LTD., a corporation incorporated under the laws of Israel.

(jointly the “Corporation”)

and -

GILL STISS, of Ashdod, Israel

(the “Employee”)

CONTEXT OF THIS AGREEMENT

A.  The Corporation designs, develops, manufactures and sells prototypes, products, know-how and technologies used in security applications.

B.  The Employee has been employed by the Corporation since 2005 and the Corporation wishes to employ the Employee upon the terms and conditions as set out herein.

FOR VALUE RECEIVED, the sufficiency of which is acknowledged, the parties agree as follows:

      PART 1
INTERPRETATION

1.1  Definitions. In this Agreement, the following terms shall have the following meanings:

“Agreement” means this agreement and all schedules attached hereto and all amendments made hereto and thereto in writing by the parties.

“Business Day” means a day other than a Saturday or statutory holiday in the State of Israel.

“Person” includes individuals, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts or other organizations, whether or not legal entities.

1.2  Entire Agreement. This Agreement together with the agreements and other documents to be delivered pursuant to this Agreement (or other agreements pertaining to employee benefits, including, without limitation, stock option and bonus plan agreements), constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

1.3  Sections and Headings. The division of this Agreement into parts and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to parts and sections are to parts and sections of this Agreement.

1.4  Number & Gender. Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.5  Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Israel applicable therein.

1.6  Currency. Unless otherwise specified, all references herein to currency shall be references to currency of Israel.

1.7  Calculation of Time. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is a non Business Day, the period in question shall end on the next Business Day.

     PART 2
APPOINTMENT AND DUTIES

2.1  Appointment. The Corporation agrees to employ the Employee as its Chief Technology Officer upon the terms and conditions contained herein and the Employee accepts such appointment.

2.2  Term. The employment of the Employee hereunder shall commence on the date hereof and shall continue for an initial term of three years (the “Initial Term”) unless terminated in accordance with the provisions of this Agreement. This Agreement shall be renewed for successive two year terms (each a “Renewal Term”) unless the Corporation or Employee indicates in writing, more than 120 days prior to the termination of this Initial term or any Renewal term, that it does not intend to renew this Agreement.

2.3  Duties and Reporting. The Employee will report directly to the board of directors of the Corporation and shall carry out all duties and responsibilities which are from time to time assigned to him by the board of directors.

PART 3
BENEFITS & EXPENSES

3.1      Gross Salary. During the term hereof, and subject to the performance of the services required to be performed hereunder by Employee, the Corporation shall pay to the Employee for all services rendered hereunder, as salary, payable not less often than once per month and in accordance with the Corporation 's normal and reasonable payroll practices, a monthly salary equal to NISNIS 60,000 “employer’s cost”, according to which the employee’s gross salary shall be calculated (the "Gross Salary") linked to increases in the consumer price index. This salary shall be reviewed periodically and may be favorably adjusted along with other benefits accordingly.

3.2      Bituach Menahalim The Employee may subsequently decide that the Corporation and the Employee will obtain and maintain Manager’s Insurance (Bituach Menahalim) and Professional Disability Insurance for the exclusive benefit of the Employee in the customary form. Each of the Corporation and the Employee shall contribute toward the premiums payable in respect of such insurance those amounts which would be recognized under applicable law, but in no event shall such contributed amounts be more than thirteen and one third percent (13 1/3%) of each monthly Gross Salary payment from the Corporation and five percent (5%) of such amount from the Employee. On termination for any reason, Corporation shall assign all such policies to Employee which shall include all amounts of the funds and benefits accrued under such policies, subject to clause 3.7 herein. The Corporation shall execute required documentation to effect this clause. It shall be clear that any amount paid by the Corporation under the provisions of this section 3.2 shall be included in Corporation’s total costs under this Part 3 of not more than NIS 60,000.

3.3      Keren Heshtamlut The Employee may subsequently decide that the Corporation and the Employee shall maintain an advancement fund (keren Heshtamlut) for exclusive benefit of the Employee. The Corporation shall contribute to such fund an amount equal to 7-1/2% of each monthly Gross Salary payment and the employee shall contribute to such fund an amount equal to 2-1/2% of each monthly Gross Salary payment. The Employee hereby instructs the Corporation to transfer to such advancement fund the amount of the Employee’s and the Corporation ’s contribution from each monthly Gross Salary payment. Employee can elect to receive any part of the Corporation’s contribution in cash should this be more efficient for tax purposes at the Employee’s election. On termination for any reason, Employee will be eligible to receive all amounts accrued in the fund subject to clause 3.7 herein. The Corporation shall execute required documentation to effect this clause. It shall be clear that any amount paid by the Corporation under the provisions of this section 3.3 shall be included in Corporation’s total costs under this Part 3 of not more than NIS 60,000.

3.4      Car, Cell Phone. The Employee may subsequently decide to include car and cell phone rights hereunder provided such amounts paid therefore shall be included in Corporation’s total costs under this Part 3 of not more than NIS 60,000.

3.5      Expenses All expenses reasonably incurred by the Employee shall be reimbursed, together with any applicable sales and goods and services taxes, by the Corporation within 10 Business Days after presentation by the Employee of proper invoices and receipts in keeping with the policies of the Corporation as established from time to time.

3.6      Vacation. The Employee shall be entitled to an aggregate of 28 business days of paid vacation per contract year, to be taken at times that are mutually agreeable to the parties. In addition, the Employee shall be entitled to all paid holidays given by the Company to its employees. Vacation days shall be prorated for any portion of a year to the date of termination. Any unutilized vacation days shall accrue from year to year and at Employee’s option any unused portion may be redeemed.

3.7      Differences. The Employee hereby acknowledges and declares that the Employee’s rights regarding Bituach Menahalim and Keren Heshtamlut and Professional Disability Insurance have not been paid in full to the date of this agreement and that an amount of 480,000 NIS is missing as the Company has not paid into the said funds and Insurance all of the necessary and required amounts (“the Differences”). The Employee acknowledges that the non payment of the Differences mentioned above was approved by the Employee as the majority shareholder and Managing Director of the Corporation. The Employee explicitly agrees and declares that he does not have and will have any claim whatsoever against the Corporation or any person on behalf of the Corporation including the Corporation shareholders and/or officers regarding amongst others the non timely payment of the Differences and waives any rights whatsoever with regard to the Differences. Notwithstanding the above the Employee and Corporation agree that the Differences are to be paid by the Corporation only in the event that the Employee is entitled to severance pay in accordance with the law and the provisions herein. Subject to such right the Corporation will pay the Differences within 30 days from the date that Employee is entitled to said severance pay.

Severence Pay. The Employee acknowledges that in the event that the Employee’s employment is terminated in a manner that the Employee is entitled to severance pay in accordance with the law and the provisions herein then severance pay will be calculated and paid notwithstanding the provisions of The Severance Payment Law 1963, in the following manner: for the period of employment up to the date of this Agreement the amount deposited on account of severance pay in the Bituach Minhalim policy of the Employee as of the date of this Agreement (plus the Bituach Minhalim component of the Differences as noted above) and for the period from the date herein the last monthly Gross Salary multiplied by the year/s or part thereof from the date herein. The Employee acknowledges that the severance pay paid to the Employee is and will be less than the amount proscribed by law and notwithstanding the Employee agrees to the provision herein. The Employee acknowledges that The Medical Exchange Inc., a Nevada company and the Purchaser defined in the Securities Purchase Agreement entered into with the Corporation, amongst others, as of the date hereof, entered such agreement and invested in the Corporation based upon, inter alia, the declaration of the Employee that the Employee waives rights to full severance pay as set forth herein. The Employee herein undertakes to fully indemnify the Corporation and/or the said Purchaser in the event that the Employee shall claim any money regarding Severance Pay that is not in accordance with this provision.

Provided however that in the event that Employee resigns without just cause after ten months from the date hereof or the Company or the Employee does not agree to renew this Agreement for any Renewal Term then the Employee is entitled to Severence Pay as provided and calculated as stated above.

PART 4
EMPLOYEE’S COVENANTS

4.1      Service. The Employee shall devote the whole of his time, attention and ability to the business of the Corporation and shall well and faithfully serve the Corporation and shall use his best efforts to promote the interests of the Corporation. The Employee appreciates that the Employee’s duties may involve significant travel from the Employee’s place of employment, and the Employee agrees to travel as reasonably required in order to fulfill the Employee’s duties. The Employee may work up to 10% of his time at Shikumit Ltd. as general manager.

4.2      Duties and Responsibilities. The Employee shall duly and diligently perform all the duties assigned to him while in the employ of the Corporation, and shall truly and faithfully account for and deliver to the Corporation all money, securities and things of value belonging to the Corporation which the Employee may from time to time receive for, from or on account of the Corporation.

4.3      Rules and Regulations. The Employee shall be bound by and shall faithfully observe and abide by all the rules and regulations of the Corporation from time to time in force which are brought to his notice.

PART 5
CONFIDENTIAL INFORMATION AND DEVELOPMENTS

5.1      “Confidential Information” means information, whether or not originated by the Employee, that relates to the business or affairs of the Corporation, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Corporation, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i)
work product resulting from or related to work or projects performed for or to be performed for the Corporation or its affiliates, including but not limited to, the interim and final lines of inquiry, hypotheses, research and conclusions related thereto and the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(ii)
computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

(iii)
information relating to developments (as hereinafter defined) prior to any public disclosure thereof, including but not limited to, the nature of the developments, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

(iv)
internal Corporation personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Corporation’s business;

(v)
marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Corporation that have been or are being discussed; and

(vi)
all information that becomes known to the Employee as a result of employment that the Employee, acting reasonably, believes is confidential information or that the Corporation takes measures to protect.

5.2      Confidential Information does not include:

(vii)
the general skills and experience gained during the Employee’s employment or engagement with the Corporation that the Employee could reasonably have been expected to acquire in similar employment or engagements with other companies;

(viii)	information publicly known without breach of this Agreement or similar agreements; or

(ix)
information, the disclosure of which is required to be made by any law, regulation, governmental authority or court (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Corporation, and to the extent of the requirement, (to the extent reasonably possible in the circumstances) the Corporation is afforded an opportunity to dispute the requirement.

5.3      “Developments” means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know how and trade secrets), and all records and copies of records relating to the foregoing, that relates solely to the Corporation’s business and improvements and modifications to it:

(x)	result or derive from the Employee’s employment or from the Employee’s knowledge or use of Confidential Information;

(xi)
are conceived or made by the Employee (individually or in collaboration with others) during the term of the Employee’s employment by the Corporation in line with work of Employee or connected to Corporation’s business;

(xii)	result from or derive from the use or application of the resources of the Corporation or its affiliates; or

(xiii)	relate to the business operations of or actual or demonstrably anticipated research and development by the Corporation or its affiliates.

For greater certainty, discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) of the Employee that do not relate to the business of the Corporation are not the subject matter of this Agreement.

PART 6
NO CONFLICTING OBLIGATIONS

6.1      The Employee warrants to the Corporation that:

(xiv)	the performance of the Employee’s duties as an employee of the Corporation will not breach any agreement or other obligation to keep confidential the proprietary information of any other party; and

(xv)
the Employee is not bound by any agreement with or obligation to any other party that conflicts with the Employee’s obligations as an employee of the Corporation or that may affect the Corporation’s interest in the Developments.

6.2      The Employee will not, in the performance of the Employee’s duties as an employee of the Corporation:

(xvi)	improperly bring to the Corporation or use any trade secrets, confidential information or other proprietary information of any other party; or

(xvii)	knowingly infringe the intellectual property rights of any other party.

PART 7
COMPETITION AND SOLICITATION

7.1      Definitions.

“Competitive Business” means any business that supplies products or services competitive with those then supplied by the Corporation or which the Corporation was contemplating supplying when the Employee was employed by the Corporation.

“Employment Period” means the period during which the Employee is employed by the Corporation.

“Termination Date” means the date that the Employee’s employment with the Corporation is terminated or expires in accordance with Section 2.2 or Part 12.

7.2      Non-Competition. The Employee acknowledges that employment by the Corporation will give the Employee access to the Confidential Information, and that the Employee’s knowledge of the Confidential Information will enable the Employee to put the Corporation at a significant competitive disadvantage if the Employee is employed or engaged by or becomes involved in a Competitive Business. Accordingly, during the Employment Period and for one year after the Termination Date, the Employee will not, directly or indirectly, individually or in partnership or in conjunction with any other Person:

(i) be engaged, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as an employee, consultant, adviser, principal, agent, member or proprietor in any Competitive Business;

(ii) be engaged, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as an employee, consultant, adviser, principal, agent, member or proprietor in any Competitive Business in a capacity in which the loyal and complete fulfilment of the Employee’s duties to that Competitive Business would (i) inherently require that the Employee use, copy or transfer Confidential Information, or (ii) make beneficial any use, copy or transfer of Confidential Information; or

(iii) advise, invest in, lend money to, guarantee the debts or obligations of, or otherwise have any other financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of any Person which carries on a Competitive Business.

The restriction in Subsection 7.2 (iii) will not prohibit the Employee from holding not more than 5% of the issued shares of a public company listed on any recognized stock exchange or traded on any bona fide "over the counter" market anywhere in the world.

For greater certainty, the Employee’s obligations under this Section are in addition to the obligations respecting disclosure and use of Confidential Information in Part 8.

7.3      No Solicitation of Clients and Suppliers. The Employee acknowledges the importance to the business carried on by the Corporation of the client and supplier relationships developed by it and the unique opportunity that the Employee’s employment and the Employee’s access to the Confidential Information offers to interfere with these relationships. Accordingly, the Employee will not during the Employment Period and for a period of 12 months thereafter directly or indirectly, contact or solicit any person who the Employee knows to be a prospective, current or former client or supplier of Corporation (who, in the case of a former client or supplier of the Corporation, has had dealings with the Corporation at any time during the 12 month period immediately prior to the end of the Employment Period) for the purpose of selling to the client or buying from the supplier any products or services that are the same as or substantially similar to, or in any way competitive with, the products or services sold or purchased by Corporation during the Employee’s employment or at the end thereof, as the case may be.

7.4      No Solicitation of Employees. The Employee acknowledges the importance to the business carried on by the Corporation of the human resources engaged and developed by it and the unique access that the Employee’s employment offers to interfere with these resources. Accordingly, the Employee will not during the Employment Period and for a period of 12 months thereafter, induce or solicit, attempt to induce or solicit or assist any third party in inducing or soliciting any employee or consultant of the Corporation, to leave the Corporation or to accept employment or engagement elsewhere.

7.5      Independent Covenants. Each of Subsections 7.2 and 7.3 will be construed as constituting obligations independent of any other obligations in this Agreement. The existence of any claim or cause of action the Employee may have or assert against the Corporation, whether based on this Agreement or otherwise, will not constitute a defence to the enforcement by the Corporation of any of the covenants and agreements in the foregoing sections.

PART 8
CONFIDENTIAL INFORMATION

8.1      Protection of Confidential Information. All Confidential Information, whether it is developed by the Employee during the Employment Period or by others employed or engaged by or associated with the Corporation or its affiliates or clients, is the exclusive and confidential property of the Corporation or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

8.2      Covenants Respecting Confidential Information. As a consequence of the acquisition of Confidential Information, the Employee will occupy a position of trust and confidence with respect to the affairs and business of the Corporation and its affiliates and clients. In view of the foregoing, it is reasonable and necessary for the Employee to make the following covenants regarding the Employee’s conduct during and subsequent to the Employee’s employment by the Corporation.

8.3      Non Disclosure. At all times during and subsequent to the Employee’s employment with the Corporation, the Employee will not disclose Confidential Information to any Person (other than as necessary in carrying out the Employee’s duties on behalf of the Corporation) without first obtaining the Corporation’s consent, and the Employee will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

8.4      Using, Copying, etc. At all times during and subsequent to the Employee’s employment with the Corporation, the Employee will not use, copy, transfer or destroy any Confidential Information (other than as necessary in carrying out the Employee’s duties on behalf of the Corporation) without first obtaining the Corporation’s consent, and the Employee will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services that embody or are derived from Confidential Information or exercising judgment or performing analysis based upon knowledge of Confidential Information.

8.5      Return of Confidential Information. Within 2 Business Days after the termination of the Employee’s employment on any basis and of receipt by the Employee of the Corporation’s written request, the Employee will promptly deliver to the Corporation all property of or belonging to or administered by Corporation including without limitation all Confidential Information that is embodied in any physical or ephemeral form, whether in hard copy or on magnetic media, and that is within the Employee’s possession or under the Employee’s control.

8.6      Obligations Continue. The Employee’s obligations under this Part 8 are to remain in effect in perpetuity.

PART 9
INTELLECTUAL PROPERTY

9.1      Ownership. All Developments will be the exclusive property of the Corporation and the Corporation will have sole discretion to deal with Developments. For greater certainty, all work done during the Employment Period by the Employee for the Corporation or its affiliates is a work for hire of which the Corporation or its affiliate, as the case may be, is the first author for copyright purposes and in respect of which all copyright will vest in the Corporation or the relevant affiliate, as the case may be.

9.2      Records. The Employee will keep complete, accurate and authentic notes, reference materials, data and records of all Developments in the manner and form requested by the Corporation. All these materials will be Confidential Information upon their creation.

9.3      Moral Rights. The Employee hereby irrevocably waives all moral rights arising under statute in any jurisdiction or under common law which the employee may have now or in the future with respect to the Developments, including, without limitation, any rights the Employee may have to have the Employee’s name associated with the Developments or to have the Employee’s name not associated with the Developments, any rights the Employee may have to prevent the alteration, translation or destruction of the Developments, and any rights the Employee may have to control the use of the Developments in association with any product, service, cause or institution. The Employee agrees that this waiver may be invoked by the Corporation, and by any of its authorized agents or assignees, in respect of any or all of the Developments and that the Corporation may assign the benefit of this waiver to any Person.

9.4      Further Assurances. The Employee will do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing. If the Employee’s co-operation is required in order for the Corporation to obtain or enforce legal protection of the Developments following the termination of the Employee’s employment, the Employee will provide that co-operation so long as the Corporation pays to the Employee reasonable compensation for the Employee’s time at a rate to be agreed, provided that the rate will not be less than the last base salary or compensation rate paid to the Employee by the Corporation during the Employee’s employment.

PART 10
CONSENT TO ENFORCEMENT

The Employee confirms that all restrictions in Part 8 and 9 are reasonable and valid and all defences to the strict enforcement thereof by the Corporation are waived by the Employee. Without limiting the generality of the forgoing, the Employee hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Employee is in any breach of any of the provisions stipulated in Part 8 and 9. The Employee hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

PART 11
WARRANTIES, COVENANTS AND REMEDIES

11.1     To the best knowledge of the Employee the Employee has met all the obligations of the Employee as set forth in Parts 6 through 9 from the date on which the Employee was first employed by Corporation. Any breach or threatened breach of those sections by the Employee will constitute Just Cause for immediate termination of the Employee’s employment or engagement by the Corporation.

11.2     A breach or threatened breach by the Employee of any of Parts 6 through 9 could result in unfair competition with the Corporation and could result in the Corporation and its shareholders suffering irreparable harm that is not capable of being calculated and that cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, the Employee agrees that the Corporation will be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

11.3     The Employee’s obligations under each of Parts 6 through 9 are to remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement or the Employee’s employment (including, without limitation, the Employee’s wrongful dismissal) by the Corporation.

PART 12
TERMINATION

12.1     Termination by the Employee. The Employee may terminate this Agreement for any reason upon 90 days prior written notice given by the Employee to the Corporation. The Corporation, at its sole discretion, may elect to accept the 90 Business Days written notice or to reduce or eliminate the notice period. In such event, the Employee’s employment shall terminate on the earlier day elected by the Corporation and Corporation shall pay to Employee otherwise required as if such notice period has not been eliminated or reduced. Upon the termination of employment by the Employee under this Section 11.1 the Corporation shall pay to the Employee all bonuses and other benefits earned or accrued up to the date of termination, but otherwise all obligations of the Corporation under this Agreement shall end.

12.2     Definition of  “Just Cause”. “Just Cause” means:

(i) Employee’s final conviction of, or plea of nolo contendere, to any felony or to a crime involving moral depravity or fraud; (ii) Employee’s commission of an act of dishonesty or fraud or breach of fiduciary duty or act that has a material adverse effect on the name or public image of the Company,; (iii) Employee’s commission of an act of willful misconduct or gross negligence,; (iv) the material breach of any of Employee’s material obligations under this Agreement ; or (v) excessive absenteeism, chronic alcoholism or any other form of addiction that prevents Employee from performing the essential functions of his position with or without a reasonable accommodation; provided, however, that the Company may terminate Employee’s employment forJust Cause, as to (iv) or (v) above, only after failure by Employee to correct or cure, or to commence or to continue to pursue the correction or curing of, such conduct or omission within ten (10) days after receipt by Employee of written notice by the Company of each specific claim of any such misconduct or failure.

12.3     Termination by the Corporation for Just Cause. The Corporation may terminate this Agreement at any time for Just Cause without notice and (except as provided in the immediately following sentence) without payment of any compensation by way of anticipated earnings, damages, or other relief of any kind whatsoever. Upon the termination of employment by the Corporation for Just Cause, the Corporation shall pay to the Employee all salaries, bonuses, vacation and other benefits earned or accrued up to the date of termination, but otherwise all obligations of the Corporation under this Agreement end.

12.4     Termination or Decision not to Renew by the Corporation for Other Than Just Cause. The Corporation may terminate this Agreement at any time for other than Just Cause or decide not to renew this Agreement upon any renewal date for other than Just Cause upon the following terms:

(b)  if the Corporation so terminates this Agreement at any time during the Initial Term of this Agreement, the Corporation shall pay to the Employee an amount equal to the Gross Salary and other benefits which Employee received monthly prior to termination payable for the period from the date of such termination to the end of the Initial Term as if the Agreement had not been so terminated ; and

(b)   if the Corporation so terminates this Agreement during a Renewal Term the Corporation shall pay the Employee an amount equal to the Gross Salary and other benefits which Employee received monthly prior to termination then payable for the period from the date of such termination to the end of the Renewal Term as if the Agreement had not been so terminated; and

(c)   upon any such termination or failure to renew, all bonuses or other benefits earned or accrued up to the date of termination or expiry shall be paid by the Corporation, but except for such payments and the payments to be made pursuant to Sections 12.4(a) or (b), as applicable, all obligations of the Corporation under this Agreement shall end upon such termination or failure to renew. Payments under Sections 12.4(a) or (b) shall be payable monthly subject to deductions required under law.

12.5     Termination by the Employee for Good Reason. The Employee may terminate this Agreement at any time upon the occurrence of any of the following events (each a “Good Reason”), if such occurrence takes place without the express written consent of the Employee:

(i)
a change in the Employee’s title or position or a material diminution in the Employee’s duties or the assignment to the Employee of duties which materially impairs the Employee’s ability to function in his current capacity for the Corporation, or, with respect an assignment of duties only, is materially inconsistent with his duties;

(ii)	any material change in the Employee’s direct reporting obligations;

(iii)	or any other occurrence recognized by The Severence Pay Law 1963 as entitling Employee to severence pay.

In the event that the Employee terminates this Agreement for Good Reason, he shall be entitled to the same payments and benefits as provided in Section 12.4 of this Agreement as if the Corporation had terminated this Agreement at the time that the Employee terminates this Agreement under this Section 12.5.

12.6     Full and Final Release. In order to be eligible for the payments as set forth in this Section 12 the Employee must (i) execute and deliver to the Corporation a general release, in a form satisfactory to the Corporation, and (ii) be and remain in full compliance with his obligations under this Agreement.

12.7     Fair and Reasonable. The parties confirm that the provision contained in Sections 12.4 and 12.5 are fair and reasonable and that all such payments shall be in full satisfaction of all claims which the Employee may otherwise have at law against the Corporation including, or in equity by virtue of such termination of employment.

12.8     Return of Property. Upon the termination of the Employee’s employment for any reason whatsoever, the Employee shall at once deliver or cause to be delivered to the Corporation all books, documents, effects, money, computer equipment, computer storage media, securities or other property belonging to the Corporation or for which the Corporation is liable to others, which are in the possession, charge, control or custody of the Employee.

12.9     Provisions Which Operate Following Termination. Notwithstanding any termination of this Agreement for any reason whatsoever, the following provisions of this Agreement shall continue in full force and effect: Parts 1, 5, 7-13 and 15.

12.10   Board. Notwithstanding the foregoing, the termination of Employee’s employment hereunder for Cause shall automatically be deemed as Employee’s resignation from the Board of Directors of the Corporation and any affiliates without any further action, except when the Board shall, in writing, request a continuation of duty as a Director in its sole discretion.

12.11  Without derogating from the terms of this Agreement, and particularly the terms of Part 12 to this Agreement, in the event that Company terminates Employee without Cause or Employee terminates this Agreement with Good Reason during the Initial Term or Employee terminates this Agreement for any reason after the Initial Term then the Employee shall not require Consent under Section 2.7 of the Stock Purchase Agreement dated June 5, 2006 between the Employee and The Medical Exchange Inc. after 180 days from such termination. Furthermore, ifthe Company or Employee does not agree to renew this Agreement for any Renewal Term then the Employee shall not require Consent under Section 2.7 of the said Stock Purchase Agreement after 180 days from expiration of the Initial Term.

PART 13
GENERAL

13.1    Benefit & Binding. This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

13.2    Amendments & Waivers. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

13.3    Assignment. Neither this Agreement nor the rights and obligations hereunder shall be assignable by either party without the consent of the other.

13.4    Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision and all other provisions hereof shall continue in full force and effect.

13.5    Attornment. For the purposes of all legal proceedings this Agreement shall be deemed to have been performed in the State of Israel and the labour courts of Tel Aviv- Jaffa shall have jurisdiction to entertain any action arising under this Agreement.

PART 14
ACKNOWLEDGEMENT

The Employee acknowledges that:

(iii)	the Employee has received a copy of this Agreement;

(iv)	the Employee has had sufficient time to review and consider this Agreement thoroughly;

(v)	the Employee has read and understands the terms of this Agreement and his obligations under this Agreement;

(vi)
the restriction placed upon the Employee by this Agreement are reasonably necessary to protect the Corporation’s proprietary interests in the Confidential Information and the Developments and will not preclude the Employee from being gainfully employed in a suitable capacity following the termination of the Employee’s employment, give the Employee’s knowledge and experience;

(vii)
the Employee has been given an opportunity to obtain independent legal advice, or such other advice as the Employee may desire, concerning the interpretation and effect of this Agreement and by signing this Agreement the Employee has either obtained advice or voluntarily waived the Employee’s opportunity to receive the same; and

(viii)	this Agreement is entered into voluntarily by the Employee.

PART 15
NOTICES

Any demand, notice or other communication (the “Notice”) to be given in connection with this Agreement shall be given in writing on a Business Day and may be given by personal delivery or by transmittal by facsimile addressed to the recipient as follows:

To the Corporation:	IDO Security 2000 Ltd. 6 Sapir St., Reshon-Lezion Isarel

To the Employee:	Mr. Gil Stiss 41 Nahal Lacish St., Asdod Israel

or such other address or facsimile number as may be designated by notice by any party to the other. Any Notice given by personal delivery will be deemed to have been given on the day of actual delivery and if transmitted by facsimile before 3:00 pm on a Business Day, will be deemed to have been given on that Business Day and if transmitted by facsimile after 3:00 pm on a Business Day, will be deemed to have been given on the next Business Day after the date of transmission.

PART 16
FURTHER ASSURANCES

The parties shall from time to time execute and deliver all such further documents and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

PART 17
FAX SIGNATURES

This Agreement may be signed either by original signature or by facsimile signature.

PART 18
COUNTERPARTS

This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have duly executed this Agreement.

IDO SECURITY LTD.

Per:

GIL STISS

The undersigned hereby consents to the provisions of Section 12.11 above.

The Medical Exchange Inc.

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